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Dated                                                                      2001
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                                  Buy.Com Inc

                                    - and -
                             JLP Victoria Limited





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                                   Contents

Clause                                                                  Page No

1.   Interpretation                                                         1

2.   Sale and purchase of Shares                                            5

3.   Consideration                                                          5

4.   Completion                                                             7

5.   Warranties                                                             8

6.   Limitation on claims                                                   9

7.   EC Investigation Indemnity                                            13

8.   Confidentiality and announcements                                     13

9.   Further assurance                                                     14

10.  Interest                                                              14

11.  Continuing obligations and assignment                                 14

12.  Costs                                                                 15

13.  Notices                                                               15

14.  Severability                                                          16

15.  Entire agreement and variation                                        16

16.  General provisions                                                    16

17.  Governing law and jurisdiction                                        17

18.  No Rights under Contracts (Rights of Third Parties) Act 1999          18

Schedule 1                                                                 19

     The Company                                                           19

Schedule 2                                                                 20

     The Completion Accounts                                               20

Schedule 3                                                                 23

     General Warranties                                                    23

Schedule 4                                                                 31

     Form of deed of covenant                                              31

Schedule 5                                                                 37

     Tax Covenant and Tax Warranties                                       37

Schedule 6                                                                 55

     Form of Licence                                                       55

Schedule 7                                                                 56

     Balance Sheet of the Company                                          56

Schedule 8                                                                 57

     Form of Service Agreement                                             57

This Agreement is made the 7th day of March 2001

Between:

(1) Buy.com Inc a Delaware corporation whose registered office is at 85 Enterprise, Aliso Viejo, California 92656, U.S.A. (the "Seller"); and

(2) JLP Victoria Limited a company registered in England and Wales under number 3996267 whose registered office is at 171 Victoria Street, London SW1E 5NN (the "Purchaser").

Recitals:

(A) buy.com Limited is a company registered in England and Wales under number 3709785 whose registered office is at 14 Flood Walk, London SW3 5RG (the "Company"). Further particulars of the Company are set out in Schedule I.

(B) Prior to Completion, the Seller will be the beneficial owner of all the Shares.

(C) The Seller has agreed to sell and the Purchaser has agreed to purchase all the Shares on and subject to the terms of this Agreement.

It is agreed:

1.   Interpretation

1.1 In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings respectively set opposite them.

     "Adjusted Price Statement" has the meaning given in paragraph 3 of Schedule 2;

     "Bridge Finance" means the bridge finance provided by the Purchaser to the Company as set out in separate letters of agreement between the Purchaser and the Seller;

     "Business Day" means any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

     "Buy.com Marks" has the meaning given to it in the Licence;

     "Change of Control" means the acquisition of any interest in the shares of the Seller to any person or group (whether in one transaction or series of transactions) resulting in that person or group alone or together with persons acting in concert with such person or group (as defined by the City Code on Takeovers and Mergers) holding the right to exercise 50% or more of the voting rights at any general meeting of the Seller.

     "Company" has the meaning given in Recital (A);

     "Competitor" means:

     (a)  the Retailers or successors thereof; or

     (b) any company or joint venture in which the Retailers have a controlling interest; or

     (c) any other retailer with annual sales in the United Kingdom which exceed either the Physical Threshold or Virtual Threshold or any successor thereof;

     "Completion" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

     "Completion Accounts" has the meaning given in paragraph 1 of Schedule 2;

     "Completion Date" means the date of this Agreement;

     "Completion Net Liabilities" has the meaning given in clause 3.2;

     "Deed of Covenant" means a deed in the form set out in Schedule 4;

     "Disclosure Files" means the files of disclosure information accompanying the Disclosure Letter;

     "Disclosure Letter" means the letter of the same date as this Agreement from the Seller to the Purchaser referred to in clause 5.2;

     "General Warranties" means the Warranties set out in Schedule 3;

     "ICTA 1988" means the Income and Corporation Taxes Act 1988;

     "Information Technology" means all computer and data processing systems including equipment, hardware, software, communication systems, databases and third party software and hardware owned and/or used by the Company in its business other than the Licensed Technology;

     "Intellectual Property" means patents, trade marks, service marks, utility models, design rights, topography rights, copyrights, database rights, inventions, trade secrets and other confidential information, know-how, business or trade names, get-up, and all other intellectual property rights (whether or not the same are registered or capable of registration) and all applications and rights to apply for or for the protection of any of the foregoing other than in respect of the Buy.com Marks and Intellectual Property related to the Licensed Technology;

     "Intellectual Property Rights" means the Intellectual Property including in the Information Technology which or the subject matter of which is owned or used by the Company or as to which the Company otherwise has any rights or which otherwise relates to the business of the Company other than in respect of the Buy.com Marks and Intellectual Property related to the Licensed Technology;

     "Key Suppliers" means ClientLogic, Kingfield Heath Limited and Ingram Micro
     (UK) Limited;

     "Licence" means the technology and trademark licence agreement dated the same date as this Agreement between the Seller and the Company in the form set out in Schedule 6;

     "Licensed Technology" means the technology which is the subject of the Licence used or intended to be used by the Company in its business;

     "Physical Threshold" means annual sales in the United Kingdom in excess of (Pounds)100,000,000 through physical retail outlets.

     "Purchaser Group" means any subsidiary or holding company of the Purchaser ("subsidiary" and "holding company" having the meaning given to them by s736 Companies Act 1985).

     "Purchaser's Auditors" means PricewaterhouseCoopers of 1 Embankment Place, London WC2N 6NN;

     "Purchaser's Solicitors" means Lovells of 65 Holborn Viaduct, London EC1A 2DY (Ref: A4/FLeG);

     "Retailers" means Tesco; J Sainsbury; Safeway; ASDA/Walmart; Somerfield; Iceland; Alldays; Kingfisher; House of Fraser; Debenhams; Arcadia; Marks & Spencer; Next; Boots; MFI; DFS; Alders; Selfridges; Matalan; GUS; N Brown; Dixons Stores Group; Otto Versand; Littlewoods; Findel; Redcats; Staples and Viking;

     "Seller's Auditors" means Arthur Andersen of 1 Surrey Street, London WC2R 2PS;

     "Seller's Solicitors" means Freshfields Bruckhaus Deringer of 65 Fleet Street, London, EC4Y 1HS (Ref: NVR);

     "Service Agreement" means the service agreement dated the same date as this Agreement between the Seller and the Company in the form set out in
     Schedule 8;

     "Shares" means the entire issued share capital of the Company, being 10 Ordinary Shares of (Pounds)1 each;

     "Stock Exchange" means London Stock Exchange Limited;

     "Tax Covenant" means the tax covenant in the form set out in Schedule 5;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;
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                                      -4-

     "Virtual Threshold" means annual sales in the United Kingdom in excess of (Pounds)5,000,000 through on-line or mail order retail media or through physical fulfilment infrastructure owned (or contracted) in the United Kingdom; and

     "Warranties" means the General Warranties set out in Schedule 3 and the warranties in part B of Schedule 5;

1.2  In this Agreement, unless the context otherwise requires:

     (a) references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

     (b) references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

     (c) references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

     (d) references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

     (e) references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

     (f) references to the one gender include all genders, and references to the singular include the plural and vice versa;

     (g) headings are inserted for convenience only and shall be ignored in construing this Agreement;

     (h) the words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985 as amended by the Companies Act 1989; and

     (i) references to "control" (other than in relation to change of control) shall have the meaning given to it by section 840 of the Income and Corporation Taxes Act 1988.

1.3  The Recitals and Schedules to this Agreement form part of it.
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                                      -5-

1.4 Any reference in this Agreement to a document being "in the agreed terms" is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.   Sale and purchase of Shares

2.1 On and subject to the terms of this Agreement, the Seller shall sell with full title guarantee the Shares and transfer and the Purchaser shall purchase all the Shares on and with effect from Completion, free from all charges, liens, equities, encumbrances, claims or other third party rights of any nature whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale to it of all the Shares is completed simultaneously.

3.   Consideration

3.1 Subject to clauses 3.3 and 3.4, the total consideration payable by the Purchaser to the Seller shall be the sum of US$4,000,000 which shall be paid in cash on Completion by telegraphic transfer into the following accounts of or as otherwise directed by the Seller:

     (a)  Bank name: HSBC; Branch: Cathedral Square, Peterborough; Sort code:
          40-36-15; Account name: eVentures Limited; Account number: 11837583;
          Amount: US$3,750,000;

     (b) Bank name: Wells Fargo Bank; Branch: Irvine CA; Account name: Buy.com; Account number: 4047098827; ABA routing number: 121000248; Amount:
          US$250,000.

3.2 Receipt in the accounts stated in clause 3.1(a) and 3.1(b) of the amounts stated therein shall be an absolute discharge to the Purchaser, who shall not be concerned with any agreement between the Seller and eVentures Limited.

3.3 The provisions of Schedule 2 shall be applied by the Seller in drawing up the Completion Accounts and the Adjusted Price Statement which sets out the amount of the Completion Net Liabilities. For the purposes of this Agreement "Completion Net Liabilities" means the amount of the total liabilities (including the Bridge Finance) less the total assets of the Company as shown by the Completion Accounts once final and binding between the parties. For the avoidance of doubt the Seller shall not be liable for excess Completion Net Liabilities where they arise as

     (a) a result of the Purchaser's failure to pay operating expenses between 4 January 2001 and Completion or to apply the Bridge Finance; or

     (b) as a result of any excess in actual operating expenses above the estimated operating expenses between 4 January 2001 and Completion.

3.4 Provided that the operating expenses of the Company between 4 January 2001 and Completion (as shown in the Completion Accounts) are equal to or less than the amount owing to the Purchaser in respect of the Bridge Finance at Completion, then to the extent that the Completion Net Liabilities are greater than (Pounds)5,450,000:

     (a) the amount of the consideration shall be reduced by an amount equal to the excess of the Completion Net Liabilities above (Pounds)5,200,000; and

     (b) the Seller shall pay to the Purchaser by way of a reduction of the Consideration for the Shares an amount equal to such excess in cash.

3.5 To the extent that the Seller fails to make any payment due under clause 3.4(b) to the Purchaser, the Purchaser may, at its option (and to the extent that any sums which are not so reimbursed exceed in aggregate (Pounds)100,000) set off such sums against the revenue rental due to the Seller under the Licence.

3.6 The payments to be made pursuant to clause 3.4 shall be made within 5 Business Days of the Completion Net Liabilities being determined in accordance with Schedule 2 and shall be satisfied in cash in sterling by telegraphic transfer to a bank account notified by the Purchaser to the Seller.

3.7 The Purchaser undertakes to procure (by the provision of sufficient funding to the Company or by a payment on the Company's behalf) that the Company pays at Completion:

     (a) News International plc the sum of (Pounds)3,452,000, being the amount owed by the Company to News International plc;

     (b) eVentures the sum of (Pounds)471,584, being the amount owed by the Company to eVentures; and

     (c) the Seller the sum of (Pounds)544,000, being the amount owed by the Company to the Seller;

     and the Seller shall, upon fulfilment of the payment obligations under paragraphs (a), (b) and (c) of this sub-clause, deliver (or procure the delivery of) deeds of release executed by each of the Seller, News International plc and eVentures to the Company.

4.   Completion

4.1 Completion shall take place immediately after the signing of this Agreement at the offices of the Purchaser's Solicitors or at such other place and/or on such other date as may be agreed between the parties.

4.2  On Completion the Seller shall cause to be delivered to the Purchaser:

     (a) duly executed transfers of all the Shares by the registered holder thereof in favour of the Purchaser (or as it may direct) together with the share certificates relating to such shares;

     (b) such other documents (including any power of attorney under which any document required to be delivered under this clause has been executed and any waivers or consents) as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

     (c) the Common Seal (if any), Certificate of Incorporation, Certificates of Incorporation on Change of Name and Statutory Books of the Company;

     (d)  the Deed of Covenant duly executed by the Seller;

     (e) written assurances in the agreed form from the Key Suppliers relating to the continued supply to the Company after Completion;

     (f) written resignations (with effect from the end of the relevant board meeting referred to in clause 4.3) of the directors and the secretary of the Company, resigning from their respective offices and employment with the Company, each executed as a deed in the agreed terms;

     (g) an unqualified letter of resignation from the auditors of the Company complying in all respects with the requirements of sections 392 and 394 Companies Act 1985, accompanied by a written confirmation that such auditors have no claims for unpaid fees or expenses;

     (h) service agreements in the agreed terms duly executed by Murray Hennessy, Simon Palethorpe, Caspar Woolley, Gordon Henderson, Gary Jackson, Robert Smith, Christopher Blackie, Philip Hullah and Claire Hewson;

     (i)  the Licence and the Service Agreement duly executed by the Seller; and

     (j)  the deeds of release referred to in clause 3.7.

4.3 On Completion the Seller shall cause a Board Meeting of the Company to be duly convened and held at which:

     (a) the said transfers of the Shares shall be approved for registration (subject only to the transfers being duly stamped at the cost of the Purchaser);

     (b) the Deed of Covenant, and the service agreements referred to in clause 4.2(h) shall be approved and executed by the Company;

     (c) all existing instructions to the Company's bankers, bank mandate forms and authorities shall be revoked and shall be replaced with alternative instructions, bank mandates forms and authorities in such form as the Purchaser may require;

     (d) the registered office of the Company shall be changed to 171 Victoria Street, London, SW1E 5NN;

     (e) the accounting reference date of the Company shall be changed to 31 January;

     (f) Messrs PricewaterhouseCoopers shall be appointed auditors to the Company.

4.4 On Completion the Purchaser shall, following compliance by the Seller with clause 4.2:

     (a) pay the sum of US$4,000,000 into the designated accounts in satisfaction of the consideration payable to the Seller for the Shares;

     (b) deliver to the Seller's Solicitors a counterpart of the Deed of Covenant duly executed by the Purchaser;

     (c)  pay (or procure the payment of) the amounts referred to in clause 3.7.

4.5  On Completion, the provisions of the Tax Covenant shall take effect.

5.   Warranties

5.1  The Seller hereby warrants to the Purchaser in the terms of the Warranties.

5.2 The Warranties are given subject to the matters fairly disclosed in the Disclosure Letter, the Disclosure Files and in the documents annexed thereto.

5.3 Each of the Warranties set out in Schedule 3 shall be separate and independent and save as expressly provided to the contrary shall not be limited by reference to or inference from any other warranty.

5.4 Where any statement set out in Schedule 3 is qualified by reference to the Seller's awareness or as qualified in some other manner having substantially the same effect, such statement shall be deemed to be qualified by the additional statement that the Seller has made reasonable enquiries prior to the date hereof in respect of the subject matter of the relevant statement but shall include no other express or implied statement representation or Warranty as to the state of the Seller's knowledge or awareness.


5.5 The Purchaser has entered into this Agreement in reliance upon the Warranties. Liability under any Warranty shall not be confined to breaches discovered before Completion nor in any way be modified or discharged by Completion.

5.6 The Seller agrees with the Purchaser for itself and as trustee for the Company and their respective officers and employees to assign to the Purchaser all the rights, remedies or claims which it has or may have in respect of any misrepresentations in or omissions from any information or advice supplied or given by the Company or its respective officers, employees or agents and on which the Seller has relied in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and/or the documents referred to herein.

5.7 The Seller shall not be liable for any breach of a General Warranty to the extent that it relates to tax unless the claim is brought under the Tax Warranties.

6.   Limitation on claims

6.1 The Seller shall have no liability in respect of any breach or non-fulfilment:

     (a) of any of the General Warranties, unless the Purchaser has served on the Seller a written notice on or before 1 May 2002; or

     (b) of any of the Tax Warranties, unless the Purchaser has served on the Seller a written notice on or before the seventh anniversary of the date of Completion in each case giving such details of the claim as the Purchaser then has including the Purchaser's then best estimate of the amount of the Seller's liability in respect thereof.

6.2 No claim shall be made in respect of any breach of any of the Warranties (a "Warranty Claim") unless the aggregate amount of all such claims exceeds (Pounds)75,000 PROVIDED that if such aggregate amount does exceed (Pounds)75,000, the Seller's liability shall not be limited to the excess and the whole amount shall be recoverable in full.

6.3 The Seller shall not be liable for any individual Warranty Claim unless the liability of the Seller in the respect of such claim exceeds
     (Pounds)25,000.

6.4 The total amount of the Seller's liability in respect of all Warranty Claims shall be limited to and in no event exceed US$1,750,000.

6.5 The limitations on the liability of the Seller set out in this clause 6 shall not apply to any Warranty Claim if the claim involves any fraud on the part of the Seller.

6.6 No Warranty Claim shall be made by the Purchaser if and to the extent that the matter giving rise to the Warranty Claim has been fairly disclosed:

      (a)  in this Agreement; or

      (b)  by the Disclosure Letter; or

      (c)  in the information contained in the Disclosure Files.

6.7 The Seller shall not be liable in respect of any Warranty Claim or claim under the Tax Covenant if and to the extent that the loss occasioned thereby has been recovered under an earlier Warranty Claim or claim under the Tax Covenant.

6.8 The Seller shall not be liable in respect of any Warranty Claim or claim under the Tax Covenant in respect of any matter resulting from a change of accounting policy or practice of the Purchaser or the Company introduced after Completion.

6.9 The Seller shall not be liable in respect of any Warranty Claim or claim under the Tax Covenant to the extent that any such claim arises or is increased as a result of:

      (a)  any increase in rates of tax; or

      (b)  any change in legislation; or

      (c) any change in practice of the Inland Revenue, HM Customs and Excise or any other relevant taxation or excise authorities in each case occurring after Completion.

6.10 The Seller shall not be liable in respect of any Warranty Claim or claim under the Tax Covenant to the extent that the matter giving rise to such claim was provided for or taken into account in the Completion Accounts.

6.11 Any amount paid by the Seller in respect of any Warranty Claim or claim under the Tax Covenant shall be deemed to reduce the amount of the consideration paid by the Purchaser for the Shares.

6.12 Nothing contained in this clause 6 shall limit the Purchaser's or the Company's obligations to mitigate any loss or damage arising out of any circumstances giving rise to a Warranty Claim or which it may incur in consequence of any breach of Warranty.

6.13 The sole remedy of the Purchaser for any breach of any of the Warranties or any other breach of this Agreement by the Seller shall be an action for damages. The Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever, other than in exercise of any such rights in respect of fraudulent misrepresentation.

6.14 The Seller shall not be liable for any Warranty Claim which would not have arisen but for an act, omission or transaction carried out after the Completion Date by the Purchaser or its respective directors, employees or agents or successors in title otherwise than in the ordinary course of business.

6.15 If the Seller pays to the Purchaser or the Company an amount in discharge of a Warranty Claim for breach of Warranty or in respect of a claim under the Tax Covenant and the Purchaser or the Company subsequently recovers whether by payment, discount, credit or relief or otherwise from a third party (including any insurer or tax authority) a sum which is referable to the matter giving rise to the Warranty Claim or obtains a relief (as defined in the Tax Covenant) which is so referable, the Purchaser or the Company shall within 5 Business Days of receiving any such sum repay to the Seller:

      (a) an amount equal to the sum recovered from the third party less any reasonable costs and expenses incurred by the Purchaser or the Company in recovering the same and any tax suffered on the receipt; or

      (b) if the figure resulting under paragraph (a) above is greater than the amount paid by the Seller to the Purchaser or the Company in respect of the relevant Warranty Claim such lesser amount as shall have been so paid by the Seller.

6.16 The Purchaser agrees for itself and on behalf of the Company with the Seller that each of them shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Warranty Claims, and for this purpose recovery by the Purchaser or the Company shall be deemed to be recovery by each of them.

6.17 If the Purchaser becomes aware of any third party claim, potential claim, matter or event (a "third party claim") which might lead to a Warranty Claim for breach of Warranty being made, subject to being fully indemnified to its reasonable satisfaction by the Seller against all reasonable out-of-pocket costs and expenses incurred by the Purchaser in relation to the Claim but not including the Claim itself, the Purchaser:

      (a) shall procure that notice of such third party claim is promptly given to the Seller;

      (b) shall not make (or, as appropriate, shall co-operate to procure that the Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without prior consultation and with the prior agreement of the Seller which shall not be unreasonably withheld or delayed;

      (c) shall take (or, as appropriate, shall co-operate to procure that the Company shall take) such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend such third party claim or any adjudication in respect of that third party claim; and

      (d) if so required by the Seller in writing, shall ensure (or, as appropriate, shall co-operate to procure that the Company shall ensure), at the request in writing of the Seller, that the Seller is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question and provide (or, as appropriate, co-operate to procure that the Company provides) such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

6.18 The Purchaser shall indemnify the Seller from and against any liabilities which arise from the employment by the Purchaser of the Company's employees on or after the Completion Date and against any liabilities which are attributable to any breach or default by the Purchaser in relation to any of the Employees.

6.19 Where, prior to the Completion Accounts being agreed in accordance with the provisions of Schedule 2 the Purchaser notifies the Seller of a Claim, the subject matter of which could also be included in the Completion Accounts, the Purchaser agrees that the subject matter of the Claim shall be dealt with under the Completion Accounts mechanism rather than as a Claim.

6.20 Where the Purchaser is able to bring a claim for breach of Warranty against the Seller (a "Warranty Right") and arising out of the same set of circumstances the Company or the Purchaser's holding company has rights under the Licence to indemnification (a "Licence Right"), the Purchaser may, at its option exercise either its Warranty Right or its Licence Right but in exercising one such right shall be estopped from exercising the other.

7.   EC Investigation Indemnity

7.1 Subject to clauses 7.2 to 7.5 below, the Seller will indemnify the Purchaser forthwith upon the Company or the Purchaser being found finally liable to pay, against all or any loss resulting from any decision or judgment that prior to Completion the Company has infringed Article 81 and/or Article 82 of the EC Treaty. Such loss shall include (but not be limited to) any fines or penalties imposed by a competent authority, any damages awarded by a competent court or tribunal, and reasonable legal and other advisers' costs incurred in handling any investigations or proceedings leading to such a decision or judgment.

7.2 For the avoidance of doubt, no sums shall be payable by the Seller under this clause 7 in respect of any loss attributable to any infringement of
     Article 81 and/or 82 of the EC Treaty occurring after Completion or, in the case of any infringement originally occurring before Completion, in respect of any loss attributable to the continuation of such infringement after Completion.

7.3 The Seller undertakes to use its best endeavours promptly to provide any information or assistance reasonably required by the Purchaser in handling any such investigations or proceedings.

7.4 Following Completion, the Purchaser undertakes to use its best endeavours to fully co-operate, and procure that the Company fully co-operates, with any competent authority in respect of any such investigations or proceedings.

8.   Confidentiality and announcements

8.1 For the purpose of assuring the full benefit of the business and goodwill of the Company and in consideration of the Purchaser agreeing to buy the Shares on the terms of this Agreement, the Seller agrees with the Purchaser as a separate and independent agreement that (save as may be required by law, and then only to the extent so required) it will not at any time hereafter divulge (other than in accordance with clause 8.3) confidential information in relation to the affairs or businesses of the Company which is not in the public domain and that it will not do anything to harm the goodwill of the Company.

8.2 In consideration of the Seller agreeing to sell the Shares on the terms of this Agreement, the Purchaser agrees with the Seller as a separate and independent agreement that, save as may be required by law, and then only to the extent so required it will not at any time hereafter divulge (other than in accordance with clause 8.3) confidential information in relation to the affairs or business of the Seller which is not in the public domain.

8.3 No announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of any of the parties without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed) PROVIDED that nothing shall restrict the making by the Seller or the Purchaser (even in the absence of agreement by the other parties) of any statement which may be required by law or called for by the requirements of the Stock Exchange, or any applicable exchange or regulatory body but then only to the extent so required.

9.   Further assurance

     The Seller shall execute and deliver all such instruments and other documents and take all such actions as the Purchaser may from time to time reasonably require in order to give full effect to the provisions of this Agreement.

10.  Interest

     If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of 2 per cent per annum over the base lending rate of Barclays Bank PLC from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

11.  Continuing obligations and assignment

11.1 Subject to clause 11.2, each of the obligations, Warranties, indemnities and undertakings accepted or given by the Seller or the Purchaser under this Agreement or any document referred to herein (the "Obligations") shall continue in full force and effect notwithstanding Completion taking place and shall be binding on their respective successors.

11.2 The Purchaser shall not assign or purport to assign any of the rights under this Agreement unless such assignment is to a member of the Purchaser's Group. Upon the assignee ceasing to be a member of the Purchaser's Group or a resolution being passed to wind up the assignee or upon the assignee receiving a final notice of dissolution (each an "Event"), all such assigned rights shall immediately be re-assigned to another member of the Purchaser's Group and those assigned rights shall lapse unless such re-assignment takes place within five Business Days of the Event occurring.

12.  Costs

12.1 Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

12.2 The Purchaser shall bear all United Kingdom stamp, documentary or transfer taxes on the acquisition of the Shares.

13.  Notices

13.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by pre-paid airmail / first class / registered post addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

     (a) personally delivered, be deemed to have been received at the time of delivery;

     (b) posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

     (c) sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee;

     PROVIDED that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

13.2 For the purposes of this clause the authorised address of each party shall be the address set out at the heading of this Agreement or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

13.3 For the purposes of this clause, any notice or communication should be marked for the attention of Keven Baxter on behalf of the Seller or the Company Secretary, on behalf of the Purchaser.

14.  Severability

     If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

15.  Entire agreement and variation

15.1 This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

15.2 Each of the parties acknowledges and agrees that:

     (a) it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement and the documents referred to herein and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

     (b) this clause 15.2 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by either party.

15.3 No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

16.  General provisions

16.1 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

16.2 No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

16.3 Each of the obligations, warranties, representations, indemnities and undertakings accepted or given by the Seller or the Purchaser under this Agreement or any document referred to herein shall continue in full force and effect notwithstanding Completion taking place and shall be binding on any successor of the Seller.

16.4 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be original but all of which together shall constitute one and the same agreement.

17.  Governing law and jurisdiction

17.1 This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

17.2 The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

17.3 Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 13.

17.4 The Seller shall at all times maintain an agent for service of process in England and Wales and hereby appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as such agent. Any writ, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at the address shown above or such other address notified by them in writing to the Purchaser. The Seller hereby undertakes not to revoke the authority of such agent and if for any reason such agent no longer serves as agent for the Seller, the Seller shall promptly appoint another person as its agent with an address for service within the jurisdiction of the English Courts and shall notify the Purchaser thereof.

17.5 If any dispute arises out of this agreement the parties will attempt to settle it by mediation in accordance with the Centre for Dispute Resolution
     (CEDR) Model Mediation Procedure.

18.  No Rights under Contracts (Rights of Third Parties) Act 1999

18.1 A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

                                  Schedule 1

                                  The Company


 A.   buy.com Limited

 1.   Registered number                        3709785

 2.   Registered office                        14 Flood Walk, London, SW3 5RG

 3.   Date of incorporation                    8 February 1999

 4.   Class of company                         Private, limited by shares

 5.   Authorised share capital                 (Pounds)100

 6.   Issued share capital                     10 Ordinary Shares of (Pounds)1 each

 7.   Directors'/Shareholders' Loans           None

 8.   Directors                                Mark Booth
                                               James Roszak
                                               Bruce McWilliam
                                               Keven Baxter
                                               Murray Hennessy

 9.   Secretary                                Peter Stehrenberger

10.   Accounting reference date                31 December

11.   Auditors                                 Arthur Andersen

12.   Registered Members                       buy.com Inc.
                                               eVentures Partnership
                                               eVentures Limited

13.   Mortgages and Charges                    None

14.   Subsidiary Undertakings                  None

                                  Schedule 2

                            The Completion Accounts

1. The Seller and the Purchaser, insofar as it lies within their respective powers, shall procure that as soon as reasonably practicable after Completion and in any event within 40 Business Days of the Completion Date the accounts of the Company as at the Completion Date are prepared by the Company in order to determine net liabilities (the "Completion Accounts") and the Seller's Auditors will review and report to the Company thereon.

2. The Seller shall use reasonable endeavours to procure that the Seller's Auditors will report to the Seller whether in their opinion the Completion Accounts have been prepared in accordance with generally accepted UK accounting principles and policies, consistent with the statutory audited accounts of the Company which have been drawn up to show a true and fair view of the Company's financial position at 31 December 2000. For the avoidance of doubt the Completion Accounts shall not reflect any deferred tax asset in respect of corporation tax losses arising on or prior to Completion.

3. For information, the estimated balance sheet of the Company as at the date of this Agreement is attached hereto as Schedule 7.

4. The Seller will prepare a statement of the adjusted price payable to confirm the Completion Net Liabilities under clauses 3.3 and 3.4 (the "Adjusted Price Statement").

5. The Purchaser and the Purchaser's Auditors shall have the right to receive information from the Seller in relation to the preparation of the Completion Accounts. Such parties shall also have access to the Seller's Auditors and their working papers prepared in connection with the audit of the Completion Accounts, subject to hold harmless arrangements.

6. Upon completion of the preparation and audit of the Completion Accounts the Seller shall submit copies thereof to the Purchaser for their approval and use reasonable endeavours to provide responses (containing a reasonable level of detail) to any reasonable question or comments that the Purchaser and their professional advisers may have in respect thereof.

7. The Seller and the Purchaser shall endeavour to agree and approve in writing the Completion Accounts and the Adjusted Price Statement within 20 Business Days of the submission to the Purchaser of the Completion Accounts (with such adjustment thereto, if any, as may be agreed in writing between the Seller and the Purchaser).

8. If the Sellers and the Purchaser cannot agree and approve the Completion Accounts and Adjusted Price Statement within 20 Business Days of the Purchasers receiving the draft Completion Accounts (inclusive of the day of receipt) the matter shall be referred to an Umpire, who shall act as an expert and not as an arbitrator, and the decision of the Umpire as to any matter so in dispute and as to the proper contents of the Completion Accounts and of the Adjusted Price Statement shall be final and binding between the parties. The provisions of paragraphs 8 and 9 of this Schedule shall apply in relation to any reference to such Umpire.

9. The Umpire shall be a Chartered Accountant or firm of Chartered Accountants agreed on by the Sellers and the Purchaser or, if they cannot agree on such within seven days of any party giving notice in writing to the others that it desires an Umpire to be appointed, such Chartered Accountant or firm of Chartered Accountants as may be nominated on the application of any of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.

10. The parties hereby agree and undertake that if any disagreement or dispute under Schedule 2 to this Agreement is referred to the Umpire:

    (a) the parties will each use all reasonable endeavours to co-operate with the Umpire in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

    (b) the Umpire shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties; and

    (c) the fees of the Umpire (and any professional fees incurred by him) shall be borne as to half by the Purchaser and as to half by the Sellers provided that if either party fails to pay its share of any such fee within seven days of the relative invoice being rendered to the parties or either of them the other party shall be entitled to pay the full amount of the fee and thereupon to recover one half thereof from the first-mentioned party as a debt due and payable on demand.

11. Upon the resolution of any dispute concerning the contents of the draft Completion Accounts or the draft Adjusted Price Statement (howsoever resolved) the draft Completion Accounts and the draft Adjusted Price Statement shall be amended to accord with the resolution of any such dispute and such Completion Accounts and such Adjusted Price Statement so amended shall be final and binding between the parties.

12. The Purchaser may by written notice served on the Seller at any time within 40 Business Days of the Completion Date elect that the Completion Net Liabilities for the purposes of

    Clause 3.3 of the Agreement, shall be deemed to be (Pounds)5,200,000 and it shall thereupon be deemed that the Completion Accounts and the Adjusted Price Statement showing the Completion Net Assets to be (Pounds)5,200,000 were each prepared and became final and binding between the parties on such date.

                                  Schedule 3

                               General Warranties

The Warranties in this Schedule are the General Warranties.

In this Schedule:

(a)  "connected" has the meaning attributed to it by section 839 ICTA 1988; and

(b) "Encumbrance" includes any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement.

A.   Preliminary

     The information set out in the Recitals and in Schedule 1 is true and accurate in all material respects and (so far as the Seller is aware) there is no matter which renders any of such information untrue, inaccurate, incomplete or misleading.

B.   The Accounts

B.1 The audited accounts at 31 December 2000 show a true and fair view of the Company's results for the year and financial position at that date.

C.   Business since 31 December 2000

C.1  Since 31 December 2000:

     (a) the Company has carried on its business in the ordinary and usual course and so as to maintain the same as a going concern;

     (b) the Company has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any liabilities (including contingent liabilities) otherwise than in the ordinary course of its business and which in either case are material to the business of the Company;

     (c) no resolution of the Company's members has been passed, save for those representing the ordinary business of an annual general meeting, and no dividend or other distribution has been declared, made or paid by the Company;

D.   Share Capital and constitution of the Company

D.1 The Register of Members of the Company contains complete and accurate records of its members from time to time and all issues and transfers of shares in the capital of the Company have been registered in accordance with the Articles of Association of the Company from time to time in force, all such transfers being duly stamped prior to registration.

D.2 The Company has not exercised or purported to exercise any lien over any of its issued share capital.

D.3 There is no option, right of pre-emption, right or obligation to acquire, redeem or convert or Encumbrance on, over or affecting the share capital (whether issued or unissued and whether or not authorised capital) of the Company and neither has the Seller or the Company agreed to give or create any of the foregoing and, so far as the Seller is aware, no person has claimed to be entitled to any of the foregoing.

D.4 The copy of the Memorandum and Articles of Association annexed to the Disclosure Letter is up to date, true and complete and has annexed thereto a copy of every resolution, agreement or other document required to be annexed thereto pursuant to section 380 Companies Act 1985. The Company is in possession of all necessary books, records and papers relating to its material assets and business and all such records have been properly and accurately kept and completed.

E.   Subsidiary Undertakings and related operations

E.1 The Company is not the holder or beneficial owner of any shares or securities of any other person (whether incorporated in the United Kingdom or elsewhere) and has not agreed to acquire any such shares or securities.

E.2 The Company is not and has not agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association and has no branch, agency, place of business or establishment outside the United Kingdom.

F.   The Seller

F.1 So far as the Seller is aware, no liability has been incurred, directly or indirectly, by the Company to the Seller or (save in respect of remuneration in the ordinary course) to any director of the Company (or any person connected with any of them) or by the Seller (or other such person) to the Company except for the amount owed by the Company to the Seller which is to be repaid in accordance with clause 3.6.

F.2 So far as the Seller is aware, there is not outstanding, and there has not at any time during the last two years been outstanding, any arrangement to which the Company is a party and in which the Seller or any director or any person connected with any of them (other than Softbank or Newscorp) is or has been interested, whether directly or indirectly, except for the Service Agreement and the Licence.

F.3 So far as the Seller is aware, the Seller has not had any interest, directly or indirectly, in any business, firm or company which has a close trading relationship with or is in competition with the Company.

G.   Assets

G.1 So far as the Seller is aware and unless otherwise stated in this Agreement or the Disclosure Letter, the Company is the absolute owner of and is in actual possession of all the assets used in the course of its business with full right and power to sell the same in each case with full title guarantee. No person has the right to call for any payment in respect of any of those assets and the Company has not created or agreed to create any Encumbrance over any part of its undertaking or assets.

G.2 So far as the Seller is aware and unless otherwise stated in this Agreement or the Disclosure Letter, no material asset used in the course of the Company's business and hired, leased or rented by or obtained on hire-purchase by the Company has been or is liable to be retaken into possession by the owner thereof following a default by the Company.

G.3 So far as the Seller is aware, the fixed assets owned by the Company or used by it in the course of its business are in all material respects suitable for the conduct of such business, are in a reasonable state of repair, having regard to their age and written-down values in the Company's books of accounts and comply and have complied in all material respects with all statutes and regulations applicable thereto.

H.   Insurance

H.1 All insurance policies relating to the assets and business of the Company have been disclosed to the Purchaser.

H.2 So far as the Seller is aware, there are no circumstances which could lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy and (so far as the Seller is aware) there are no circumstances likely to give rise to such a claim.

I.   Commercial agreements and arrangements.

I.1 The Seller has disclosed to the Purchaser all material contracts, agreements or arrangements to which the Company is party and all contracts, agreements or arrangements which any party who is connected to the Seller (other than Softbank or Newscorp) is also a party.

I.2 So far as the Seller is aware, there are no outstanding liabilities or commitments on the Company arising from any arrangements for the disposal of any material shares, property or other assets (other than in the ordinary course of business) previously owned by the Company.

I.3 The Company has not given any covenants limiting or excluding its right to do business and/or compete in any area or field (whether limited by reference to a geographical area or type of business) with any other person.

I.4 So far as the Seller is aware, neither the Company nor any other party to any agreement or arrangement with the Company is in default to any material extent thereunder. So far as the Seller is aware, there are no circumstances likely to give rise to such a default.

I.5 There are in force no powers of attorney given by the Company and no person is entitled or authorised (whether as agent or otherwise) to bind or commit the Company to any obligations outside the ordinary course of the Company's business.

J.   Intellectual Property Rights and Information Technology

     General

J.1 So far as the Seller is aware, the Company is the sole and absolute legal and beneficial owner of the material Intellectual Property Rights and Information Technology and Intellectual Property in the Licensed Technology or has the benefit of a valid licence or lease to use the same.

J.2 So far as the Seller is aware, the subject matter of the material Intellectual Property Rights which has been created by its employees, has been made or otherwise generated solely by employees of the Company and in the course of carrying out their normal duties or duties specifically assigned to them. So far as the Seller is aware, no employee of the Company has claimed any payment in respect of any of the Intellectual Property Rights.

J.3 So far as the Seller is aware, all the material Intellectual Property Rights are valid, subsisting and enforceable and no claims have been made or intimated challenging their use or such validity, subsistence or enforceability.

J.4 So far as the Seller is aware, no claims of the type referred to in paragraph J.3 have been considered by the Company or the Seller in respect of any Intellectual Property or information technology of third parties which is relevant to the Company's business.

J.5 So far as the Seller is aware, there is and has been no infringement or threatened infringement of any of the Intellectual Property Rights or of the Intellectual Property in the Licensed Technology by any third party.

J.6 So far as the Seller is aware there has been no infringement of any third party Intellectual Property and there has been no claim or claims from any third party or parties that the Intellectual Property Rights and/or Intellectual Property in the Licensed Technology infringe the Intellectual Property of any third party.

     Licences, etc

J.7 So far as the Seller is aware, save as specifically disclosed in the Disclosure Letter and other than the Licence, there are no subsisting or proposed licences or other material arrangements from or with third parties ("Third Party Arrangements") nor are any material Third Party Arrangements required for the exercise of any of the material Intellectual Property Rights or use of the material Information Technology or for the use or disclosure of any of the subject matter thereof or otherwise in connection with the business of the Company nor are there any pending applications for licences of right or compulsory licences in any jurisdiction.

J.8 So far as the Seller is aware, the Company has at all times complied with the terms of material Third Party Arrangements including Third Party Arrangements relating to use or otherwise of the Licensed Technology.

     Know-How

J.9 So far as the Seller is aware, all the material know-how comprised in the material Intellectual Property Rights is adequately documented and of a confidential nature ("Confidential Know-How"). No part of the Confidential Know-How has been or will be disclosed to any third party without an appropriate confidentiality undertaking being obtained from the recipient and there is no agreement or other arrangement or circumstance under which any third party can require any such disclosure.

J.10 So far as the Seller is aware, the Company is not in breach of any material signed confidentiality undertakings.

K.   Compliance and litigation

K.1 The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and there is no order, decree or judgment of any Court or any governmental agency of the United Kingdom, any foreign country or any supra-national authority (including the European Commission) outstanding against the Company which may have a material adverse effect upon the assets or business of the Company.

K.2 Save as claimant in proceedings for the collection of debts (not exceeding (Pounds)10,000 in the aggregate) arising in the ordinary course of its business, the Company is not now engaged in any litigation or arbitration proceedings and so far as the Seller is aware there are no litigation or arbitration proceedings pending or threatened by or against the Company, no injunction has been granted against the Company, the Company has given no undertaking to any court or to any third party arising out of any legal proceedings and so far as the Seller is aware there is no matter or fact in existence which might give rise to the same or form the basis of any criminal prosecution against the Company.

K.3 No order has been made or petition presented or resolution passed for the appointment of an administrator or receiver in relation to the Company, or for its winding-up, nor has any distress, execution or other process been levied against the Company.

K.4 Apart from the investigations referred to in clause 7 of this Agreement and save as specifically disclosed in the Disclosure Letter, neither the Company nor any agreement, arrangement or practice to which it is a party, has been the subject of any investigation or inquiry by any governmental, administrative or regulatory body and so far as the Seller is aware there are not any circumstances which might give rise to the same.

L.   Employees

L.1 The basis of the contractual remuneration payable to employees of the Company at the date hereof under a contract of service is the same as that in force at 2 March 2001 and the Company is under no contractual obligation to increase the rates of remuneration of or make any bonus or incentive or other payments which are referenced to performance of targets to any of its employees at any future date. There are no amounts owing to any employee other than remuneration and annual leave accrued due or reimbursement of business expenses.

L.2 The particulars of the terms of the contracts of service of all employees of the Company in or annexed to the Disclosure Letter are accurate in all material respects.

L.3 Complete particulars of the total numbers of full time and part time employees as at 2 March 2001 are specifically disclosed in the Disclosure Letter and there has been no material change in such numbers since 2 March 2001.

L.4 At the date of this Agreement, the Company is not liable to make any actual or proposed payment to any employee or former employee by way of damages (whether for breach of contract or otherwise) or compensation for loss of office or employment or for redundancy, protective awards, wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of service (other than the Company's statutory obligations). The Seller is not aware of any circumstances which may give rise to a liability to make such a payment.

L.5 There are no employees of the Company employed under contracts of service which cannot be terminated on six months' notice or less without payment of compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

M.   Finance

M.1 The total amount borrowed by the Company does not exceed the limits applicable to its facilities or any other limitation on its borrowing powers.

M.2 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are specifically disclosed in the Disclosure Letter (including details of whether any are dependent on any guarantee or security provided by any third party) and true and complete copies of all documents relating thereto are annexed to the Disclosure Letter.

M.3 The Company has not created or agreed to create any Encumbrance or entered into or agreed to give or enter into any guarantee, suretyship, indemnity or similar commitment or agreement for the postponement or subordination of debt.

M.5 The Company has not repaid or become liable to repay any loan or indebtedness in advance of its stated maturity; the Company has received no demand or notice (whether formal or informal) from any lenders of money to the Company, requiring repayment thereof prior to the due date or indicating the intention of any such lender to enforce any security which it may hold over any assets of the Company, and there are no circumstances likely to give rise to any such demand or notice.

M.6 No overdrafts or other financial facilities of the Company are dependent upon any guarantee or security provided by any third party.

N.   Consequences of this Agreement

N.1 No one is entitled to receive from the Company any finder's fee, brokerage, or other commission in connection with the purchase by the Purchaser of the Shares.

                                  Schedule 4

                           Form of deed of covenant

This Deed of Covenant is made the 7th day of March 2001

Between:

(1) Buy.com Inc a Delaware corporation whose registered office is at 85 Enterprise, Aliso Viejo, California 92656, U.S.A., (the "Covenantor");

(2) buy.com Limited a company registered in England and Wales under number 3709785 whose registered office is at 14 Flood Walk, London, SW3 5RG (the "Company");

(3) JLP Victoria Limited a company registered in England and Wales under number 3996267 whose registered office is at 171 Victoria Street, London, SW1E
     5NN (the "Purchaser").

Whereas:

Pursuant to the provisions of an Agreement date today between the Covenantor and the Purchaser, (the "Sale Agreement") the Purchaser has agreed to acquire the entire issued share capital of the Company and the Covenantor has agreed to enter into this Deed.

Operative terms:

1.   Interpretation

1.1 In this Deed unless the context or subject matter otherwise requires, expressions defined in the Sale Agreement shall have the same meanings and in addition the following expressions shall have the following meanings:

     "Marks" means the Buy.com Marks as defined in the Licence;

     "Restricted Activity" means the use in any form or way whatsoever of the Technology and Marks;

     "Restricted Area" means the United Kingdom and Republic of Ireland;

     "Restricted Period" means, subject to clause 2.2, a period of four years from the Completion Date; and

     "Technology" means the Licensed Technology;

1.2 The provisions of clauses 1.2 to 1.4 (inclusive) of the Sale Agreement shall apply in this Deed (with the necessary modifications) as if repeated in this Deed and set out in full herein.

2.   Covenants

2.1 Subject to clause 2.2 and 2.5, the Covenantor hereby undertakes to each of the Purchaser and the Company that it will not either alone or jointly with others, whether as principal, agent, manager, shareholder, independent contractor or in any other capacity, directly or indirectly through any other person, for his own benefit or that of others:

     (a) at any time during the Restricted Period engage in or carry on or be concerned or interested in any Restricted Activity within the Restricted Area in competition with the Company (other than as a holder for investment of no more than 10 per cent of any class of shares or securities dealt in on a recognised stock exchange); or

     (b) at any time during the Restricted Period knowingly canvass or solicit orders for the supply of any goods or services the same or substantially similar to or otherwise competing with those supplied in the normal course of the Restricted Activity from any person who has been a customer of the Company during the 12 months preceding the Completion Date, or induce or seek to induce any such person to cease being a customer of the Company; or

     (c) at any time during the Restricted Period do anything knowingly to assist any Competitor in any material way in carrying on or developing any Restricted Activity in the Restricted Area; or

     (d) within 6 months after Completion solicit or entice away or knowingly encourage any employee (an "Employee") of the Company and/or the Purchaser to leave the employment of the Company and/or the Purchaser (as the case may be), whether or not such Employee would by reason of so leaving commit a breach of his contract of employment; or

     (e) at any time after Completion make use of or disclose to any third party any confidential information relating to the Purchaser or the Company or to its or their businesses or affairs or any trade secrets which is not in the public domain, except if and to the extent that such disclosure is required by law, but then only to the extent so required; or

     (f) at any time after Completion represent itself or permit itself to be held out as being in any way connected with or interested in the business of the Company (other than the ongoing relationship pursuant to the Licence Agreement and a service agreement between the parties hereto of even date herewith);

     PROVIDED that none of the foregoing restrictions shall prohibit the Covenantor entering into co-development arrangements with third parties to co-develop various generic sub-component parts to an e-commerce technology solution if such generic sub-component parts are not used in such a way that they can be aggregated together.

2.2 In the event that the Covenantor is subject to a Change of Control before the expiry of a period of 4 years from the Completion Date:

     (a) by a Competitor the definition of "Restricted Period" shall mean (i) a period of 2 years from the Completion Date or (ii) the period from the Completion Date until the date of Change of Control, whichever is longer; or

     (b) by any person other than a Competitor the definition of "Restricted Period" shall mean (i) a period of 12 months from the Completion Date or (ii) the period from the Completion Date until the date of Change of Control, whichever is longer.

2.3 The Purchaser and the Company hereby undertake to the Seller that they will not within 6 months after Completion either alone or jointly with others, whether as principal, agent, manager, shareholder, independent contractor or in any other capacity, directly or indirectly through any other person, for their own benefit or that of others solicit or entice away or knowingly encourage an Employee of the Seller to leave the employment or the Seller, whether or not such Employee would by reason or so leaving commit a breach of his contract of employment;

2.4 Each of the covenants contained in clause 2 is entirely separate and severable and enforceable accordingly. Each of such covenants is considered fair and reasonable in all the circumstances by the parties but in the event that any such restriction shall be found to be void or ineffective but would be valid and effective if some part thereof were deleted or the duration or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

2.5 The Parties hereto acknowledge that it is not possible to limit all Internet based inquiries and promotion from or to a geographical territory. Accordingly, the Covenantor's incidental promotion of its business through the Internet and/or incidental conduct of its respective business with third parties located inside the Restricted Area will not constitute a breach of any of this Deed. Incidental conduct shall include, but not be limited to general purpose advertising that the Covenantor targets to person's located outside the Restricted Area, but that reaches a de minimus percentage of persons located inside the Restricted Area. The parties intend that, notwithstanding any variance in the application of laws between different territories, the foregoing will be construed to allow incidental promotion and business conduct within the Restricted Area to the same or an equivalent extent as the Covenantor is permitted to engage in the promotion and conduct of its business outside of the Restricted Area.

3.  General provisions

    The following provisions of the Sale Agreement shall apply to this Deed as if the same had been set out herein in full save that references therein to the Seller, its address and the Agreement respectively shall be construed as references to the Covenantor, its address specified in this Deed and this
    Deed:

    (a)   clause 11                      Continuing Obligations and Assignment

    (b)   clause 13                      Notices

    (c)   clause 15.3                    Variation

    (d)   clause 16.1 and 16.2           Waiver

    (e)   clause 17                      Governing law.

4.  Claims under Covenant

    If any allegation, claim, dispute or matter of difference arises in respect of this Deed ("Covenant Claim") and the Purchaser and/or the Company has commenced proceedings to enforce or in respect of a breach or alleged breach of the Licence arising from the same facts or circumstances which give rise to the Covenant Claim then the Purchaser and/or the Company, by bringing proceedings in relation to the Licence, shall be deemed to have waived their rights in respect of any such Covenant Claim and agree that they shall not bring any proceedings to enforce or in respect of a breach of this Deed in relation to such Covenant Claim.

    The parties hereto acknowledge that the Covenantor, the Company and the Purchaser's holding company have entered into a similar agreement under the Licence pursuant to which if any allegation, claim, dispute or matter of difference arises in respect of the Licence ("Licence Claim") and the Covenantor, the Company or the Purchaser's holding company has commenced proceedings to enforce or in respect of a breach or alleged breach of the Covenant arising from the same facts and circumstances which give rise the Licence Claim then the Covenantor, the Company and the Purchaser's holding company have agreed that they shall be deemed to have waived their rights in respect of any such Licence Claim and agree that they shall not bring any proceedings to enforce or in respect of a breach of the Licence in relation to such Licence Claim.

5.  Termination of Licence

     If the Licence is terminated in accordance with its terms, the provisions of this Deed shall cease to have effect.

In witness whereof this Deed has been entered into the day and year first before written.

Executed as a deed for   )
and on behalf            )
of Buy.Com Inc           )
in the presence of:      )



Executed as a deed for   )
and on behalf            )
of JLP Victoria Limited  )
in the presence of:      )

                                  SCHEDULE 5

                        Tax Covenant and Tax Warranties

       The Warranties in Part B of this Schedule are the Tax Warranties

                     Part A - Definitions and Tax Covenant


1.   DEFINITIONS

1.1  In this Schedule:

     "Accounts Relief" means any Relief taken into account in computing and so reducing or eliminating any provision for Tax (including deferred Tax) which appears in the balance sheet in the Completion Accounts or which was taken into account in the Completion Accounts as an asset;

     "ACT" means advance corporation tax within the meaning of section 14 of the ICTA 1988;

     "CAA" means the Capital Allowances Act 1990;

     "Demand" means any document issued or any claim made or action taken whether before or after the date hereof by or on behalf of any person, authority or body whatsoever (whether of the United Kingdom or elsewhere in the world) from which it appears to the Purchaser or the Company that the Company has or may have a Tax Liability;

     "Event" means any transaction, act, event or omission of whatever nature;

     "FA" means Finance Act;

     "Group Relief" means:

     (a)  relief the subject of a surrender or claim pursuant to Chapter IV of
          Part X of the ICTA 1988;

     (b) advance corporation tax the subject of a surrender or claim pursuant to section 240 of the ICTA 1988; and

     (c) any tax refund the subject of a surrender or claim pursuant to section 102 of the FA 1989;

     "Instalment Regulations" means the Corporation Tax (Instalment Payments) Regulations 1998;

     "Post-Completion Relief" means any Relief which arises to the Purchaser or to the Company as a consequence of any Event occurring or from income, profits or gains arising after Completion;

     "Regulations" means the Value Added Tax Regulations 1995;

     "Relief" means any relief, allowance, deduction in computing profits, credit or right to repayment of Tax (including repayment supplement or interest thereon) granted by or pursuant to any legislation or otherwise for Tax purposes whether of the United Kingdom or elsewhere in the world;

     "Tax" means any and all forms of taxes, levies, imposts, contributions, duties and charges in the nature of taxation and all withholdings or deductions in respect thereof of whatever nature whenever imposed whether of the United Kingdom or elsewhere (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person including all fines, penalties, charges and interest relating to the same;

     "VAT" means value added tax;

     "VATA" means the Value Added Tax Act 1994.

1.2 References to income or profits or gains shall include any other measure by reference to which Tax is computed.

1.3 References to income or profits or gains earned, accrued, arising or received by any person shall include income or profits or gains which are for the purposes of any Tax treated as earned, accrued, arising to or received by such person.

1.4 References to income or profits or gains earned, accrued, arising or received on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include income or profits or gains which are for the purposes of any Tax treated as earned or accrued, arising or received on or before that date or in respect of that period.

1.5 References to the occurrence of Events on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include Events which are for the purposes of any Tax treated as having occurred or existed at or before that date or in respect of that period.

1.6 References to the occurrence of any Event on or before Completion shall include the combined result of two or more Events the first of which shall have occurred (or pursuant to this paragraph shall be treated as having occurred) on or before Completion outside the ordinary course of the normal business of the Company and the second or subsequent one or more of which occurs after Completion (i) in the ordinary course of the normal business of the Company as that business is carried on immediately before Completion or (ii) pursuant to a legally binding obligation of the Company incurred prior to Completion or (iii) pursuant to an obligation imposed by any law or (iv) with the agreement or at the request of the Seller or any member of the Seller's group.

1.7  References to any Tax liability of the Company shall include:

     (a)  liabilities of the Company to make payments of or in respect of Tax;

     (b) the denial, loss, use or set off in whole or in part of any Accounts Relief which would, but for such denial, loss, use or set off, have been available to the Company after Completion;

     (c) the use or setting off in whole or in part against income, profits or gains earned, accrued, arising or received on or before Completion, or Tax thereon, of any Post-Completion Relief;

1.8 References to the "Claimant" are references to whichever of the Purchaser or its successors in title or assigns is making a claim or receiving a payment pursuant to this schedule.

1.9 References in this schedule to paragraphs are to paragraphs in Part A of this schedule unless otherwise stated.


2.   COVENANT

2.1 Subject as hereinafter expressly provided, the Seller hereby covenants with effect from Completion, to pay by way of reduction, to the extent possible, of the purchase price hereunder, to the Purchaser an amount equal to:

     (a) any Tax liability of the Company arising in respect of or as a consequence of any Event or Events occurring on or before Completion or in respect of or by reference to any income, profits or gains earned, accrued, arising or received on or before Completion;

     (b)  any inheritance tax which:

          (i) is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

          (ii) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company, being a liability in respect of additional inheritance tax payable on the death of any person within seven years after a transfer of value effected before completion, and in determining for the purposes of this paragraph 2.1(c) whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and such Tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply thereto;

     (c) any liability to pay for Group Relief or to repay, in whole or in part, any payment previously made for Group Relief pursuant to any arrangement or agreement entered into prior to Completion;

     (d) the loss of the right to receive any payment for Group Relief to the extent that such right to payment is provided for as an asset in the Completion Accounts;

     (e) any Tax liability of the Company in respect of Tax for which the Company is not primarily chargeable, which arises in consequence of the failure to discharge such liability on the part of any company which has at any time (whether before or after Completion) been a member of a group (as defined from time to time for any Tax purposes) of which the Company has at any time prior to Completion been a member and, including, without limitation, any Tax liability arising to the Company pursuant to section 767A or 767AA of the ICTA, section 190 of the TCGA or section 132 of the Finance Act 1988; and

     (f) all costs and expenses properly incurred by the Purchaser and/or the Company in connection with any such Tax liability of the Company, or Demand from which it appears to the Purchaser or the Company that any such Tax liability may arise or has arisen, or in taking or defending any action under this covenant such costs and expenses to include reasonable compensation for time spent in connection with such matters as aforesaid by employees of the Purchaser and/or the Company.

2.2 For the purposes of this covenant the amount of a Tax liability of the Company falling within paragraph 1.7(b) or 1.7(c) of this schedule shall be taken to be as follows:

     (a)  in the case of a Tax liability within paragraph 1.7(b):

          (i) where such Accounts Relief is a right to repayment of Tax, the amount of the Relief so denied, lost, used or set off;

          (ii) where such Accounts Relief is a deduction from or set off against income, profits or gains, or Tax thereon, the Tax that would otherwise have been saved for the accounting period in which the Accounts Relief arose but for such denial, loss, use or set off; or

          (iii) if in such accounting period no Tax would otherwise have been saved because of an insufficiency of income, profits or gains, or Tax thereon, against which such Accounts Relief could have been offset, the Tax that would otherwise have been saved for the accounting period or periods in which income, profits or gains, or Tax thereon, arises or arose, against which such Accounts Relief could have been offset but for such denial, loss, use or set off, and in either case 2.2(a)(ii) or 2.2(a)(iii), on the assumption that the Accounts Relief in question would have been offset in priority to any other Relief available in such period or periods; and

     (b) in the case of a Tax liability within paragraph 1.7(c), the amount of Tax for which the Company would, but for such use or setting-off, have been liable and in respect of which a claim could have been made against the Seller under this covenant.


3.   LIMITATIONS AND EXCLUSIONS

3.1 Without prejudice to the limitations contained in clause 6 of this Agreement which apply to this Tax Covenant, the Seller shall not be liable under the covenants contained in paragraph 2.1(a) in respect of any Tax liability of the Company (or in respect of any costs and expenses arising therefrom under paragraph 2.1(f)):

     (a) (subject to paragraph 3.3) unless the Purchaser has served on the Seller a written notice on or before the seventh anniversary of the Completion Date giving such details of the claim as the Purchaser then has;

     (b) to the extent that it would not have arisen but for a voluntary act of the Purchaser (or person deriving title from it) or the Company after Completion (which, for the avoidance of doubt, shall not include the presentation for stamp duty purposes of any document executed before Completion) which the Purchaser knew would give rise to the Tax liability and which could reasonably have been avoided, unless such act was carried out:

          (i) pursuant to an obligation of the Company incurred prior to the Completion Date; or

          (ii) in compliance with any law, regulation or request of any competent authority for Tax purposes; or

          (iii) with the agreement or at the request of the Seller; or

          (iv) in the ordinary course of business of the Company or the Purchaser.

     (c) to the extent that provision or reserve in respect of that Tax liability has been made in the Completion Accounts, or the Tax liability was taken into account in the preparation of the Completion Accounts; or

     (d) to the extent that the Tax liability was paid or discharged before Completion, or such payment or discharge was taken into account in the preparation of the Completion Accounts; or

     (e) to the extent that the Tax liability comprises interest or penalties arising by virtue of an underpayment of Tax prior to Completion, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of income, profits or gains to be earned, accrued or received after Completion proving to be incorrect; or

     (f) to the extent that the Tax liability arises as a result of a change after Completion in any accounting policy, any Tax reporting practice, or the length of any accounting period for Tax purposes, of the Company, other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the Company at Completion; or

     (g) to the extent that such Tax liability arises as a result of the Company's failing to submit the returns and computations required to be made by it or not submitting such returns and computations otherwise than on a proper basis, in each case after Completion.

3.2 The limitations set out in paragraph 3.1(a) on the liability of the Seller in relation to claims under this covenant shall not apply to any claim which involves substantiated allegations, made by any competent authority for Tax purposes, of any fraudulent act or omission or of any wilful default or negligent conduct on the part of the Company or the Seller prior to Completion.


4.   MANNER OF MAKING AND CONDUCT OF CLAIMS

4.1 If the Purchaser or the Company shall become aware of any Demand which appears to the Purchaser to be relevant for the purposes of this covenant or the Tax Warranties the Purchaser shall as soon as reasonably practicable give notice thereof to the Seller setting out reasonable details of the Demand.

4.2 If the Seller shall, within 14 days of the date of any notice given to it under paragraph 4.1 of any such Demand, indemnify and secure the Purchaser and the Company to the Purchaser's satisfaction against all losses, costs, interest, damages and expenses and any further liability to Tax which may be incurred thereby, then the Purchaser shall procure that the Company will (except in a case where fraudulent wilful or negligent conduct is alleged by any Tax authority) take such action as the Seller may reasonably and promptly by written notice request to avoid, dispute, resist, appeal or compromise any Demand; provided that where the Tax liability which is the subject of the Demand has to be paid before an appeal can be made or before any other action requested by the Seller can be taken, the Purchaser shall not be obliged to procure the Company to take any such action until the Seller shall have paid to the Purchaser an amount equal to the said liability, and in connection with any action so requested by the Seller:

     (a) the appointment of solicitors and other professional advisers to the Company shall be subject to the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

     (b) the Seller shall ensure that no correspondence, pleading or other document is sent, transmitted, issued, entered into or in any way published in connection with the relevant Demand by the Seller or its advisers without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

     (c) the Seller shall submit no computations or returns, nor make any settlement or compromise of the subject matter of the Demand, nor agree any matter in the conduct of any dispute in relation thereto which is likely to affect the amount of the Demand, or the future liability of the Company to Tax, without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

     (d) if any dispute arises between the Purchaser and the Seller as to whether any Demand should at any time be settled in full, or contested in whole or in part, such dispute shall be referred for determination to a Barrister, of at least 10 years call at the English Bar with relevant experience, appointed by agreement between the Purchaser and the Seller or (if they do not agree) upon the application by either party to the President for the time being of The Law Society, whose determination shall be final. The Barrister so appointed shall be asked to advise whether, in his opinion, (acting as an expert and not as an arbitrator), an appeal against the Demand would have a reasonable prospect of success and shall be instructed, if the dispute relates to a Demand issued by a Tax authority outside the United Kingdom, to obtain such advice from professional advisers of the relevant jurisdiction as he thinks necessary in order to arrive at his opinion, and also to determine how the costs of obtaining his opinion should be allocated between the parties hereto. If, but only if, such opinion is in the affirmative shall an appeal be made and that Demand not then settled. Any further dispute arising between the parties as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner; and

     (e) save as otherwise expressly provided herein, the Purchaser shall procure that the Company shall give the Seller all reasonable co-operation and assistance for the purposes of taking such action as aforesaid.

4.3 If the Seller does not request the Purchaser to take any action within 14 days as aforesaid, or the Purchaser and the Company shall not be indemnified at any time and secured as provided in paragraph 4.2 or Counsel shall advise that an appeal against the relevant Demand does not have a reasonable prospect of success, or the Seller otherwise fails to fulfil its obligations hereunder, the Purchaser and the Company shall be free to take such action in relation to the Demand as it or they may in its or their absolute discretion think fit.


5.   PAYMENT OF CLAIMS

5.1 Payments by the Seller pursuant to the covenants in paragraph 2 shall be made on the days specified in paragraph 5.2 below.

5.2  The days referred to in paragraph 5.1 are as follows:

     (a) if the Tax liability giving rise to a claim under this covenant involves an actual payment of Tax by the Company, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and three Business Days before the date on which that Tax becomes due and payable to the relevant Tax authority;

     (b) if the Tax liability giving rise to a claim under this covenant does not involve an actual payment of Tax:

          (i) if involving the denial, loss, use or setting off in whole or in part of an Accounts Relief which is a right to repayment of Tax, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and the day on which such Tax would otherwise have been repaid;

          (ii) if involving the denial, loss, use or setting off of any other Accounts Relief within paragraph 2.2(a), the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and the day on which the Tax that would otherwise have been saved becomes due and payable to the relevant Tax authority;

          (iii) if involving the use or setting-off of any Post-Completion Relief within paragraph 2.2(b) the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and the day on which the Tax saved thereby would otherwise have become due and payable to the relevant Tax authority;

     (c) if involving a payment for, or repayment of a payment for, Group Relief, the day which is the later of five Business Days after demand is made therefor by or on behalf of the Claimant, and three Business Days before that payment or repayment is due and payable;

     (d) in any other case, three Business Days after the date on which demand is made therefor by or on behalf of the Claimant.

5.3 For the purposes of this paragraph 5, the date on which an amount of corporation tax (the "Corporation Tax") does or would become due and payable by a company, being the Company or the Purchaser (the "Relevant Company"), shall be determined to be:

     (a) in any accounting period of the Relevant Company ending on or after 1 July 1999 in which the Relevant Company is a "large company" within the meaning of the Instalment Regulations, the date or dates upon which the Corporation Tax would be provided to be due and payable by Regulations 4 and 5 of the Instalment Regulations on the assumption that the Corporation Tax payable by the Relevant Company is the "total liability" of the Relevant Company for that period within the meaning of the said Regulations 4 and 5; or

     (b) in any other accounting period of the Relevant Company, the date which is nine months following the end of the accounting period.

5.4 For the purposes of this paragraph 5, references to the day on which an amount of Tax which is not UK corporation tax becomes due and payable to the relevant Tax authority shall be the first day on which such Tax is required by law to be paid without incurring any penalty or liability for interest in respect thereof.


6.   TAX RETURNS AND COMPUTATIONS

     Without prejudice to paragraph 4, the Purchaser or its duly authorised agents shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax authorities all VAT, corporation Tax and PAYE returns and computations of the Company, including (without limitation) claims and/or surrenders by way of Group Relief, for all VAT prescribed accounting periods, Tax accounting periods or income Tax years (as the case may be) of the Company which began prior to Completion and which ended or end prior to, on or after Completion but the date for submission of which pursuant to the applicable law or regulation falls after Completion and in connection therewith:

     (a) all returns, computations, documents and substantive correspondence relating thereto shall be submitted in draft form by the Purchaser to the Seller or its duly authorised agents for comment;

     (b) the Seller or its duly authorised agent shall comment within 7 days of such submission but if the Purchaser has not received any comments within 7 days, the Seller and its duly authorised agents shall be deemed to have approved such draft documents;

     (c) the Purchaser shall take into account all reasonable comments and suggestions made by the Seller or its duly authorised agents.

7.   NO WITHHOLDINGS, ETC

7.1 All sums payable by the Seller hereunder shall be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law the Seller shall be obliged to pay to the Purchaser such amount as will ensure that, after any such deduction or withholding has been made, the Purchaser shall have received a sum equal to the amount that the Purchaser would otherwise have received in the absence of any such deduction or withholding, as reduced by any credit to which the Purchaser may be entitled on account of such deduction or withholding.

7.2 If any competent authority for Tax purposes charges to Tax any sum paid (the "original payment") to the Purchaser hereunder the Seller shall be obliged to pay to the Purchaser such additional amount (the "additional payment") as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be paid three Business Days after the Purchaser has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of a Relief.


8.   CORRESPONDING SAVINGS AND REFUNDS

8.1 The Seller may require the auditors for the time being of the Company to certify, at its request and expense, the amount of any saving of Tax by the Company (a "Relevant Saving") for a period falling after Completion by virtue of any Relief arising in respect of an event occurring or period ending before Completion (other than an Accounts Relief) and the Purchaser shall provide, or procure that the Company provides, any information or assistance required for that purpose by the auditors. For the purposes of this paragraph 8.1:

     (a) a Relief arising before Completion shall be deemed to be utilised in priority to a Relief arising on or after Completion; and

     (b) the amount of any Relevant Saving shall be determined as though an accounting period of the Company ended at Completion in accordance with section 12 of the ICTA 1988.

8.2  Subject to paragraph 8.4 below:

     (a) any Relevant Saving shall first be set against any payment then due from the Seller under this Schedule or for breach of any Tax Warranty;

     (b) to the extent there is an excess, a refund shall be made to the Seller by the Purchaser of any previous payment or payments made by the Seller under this Schedule or for breach of any Tax Warranty (and not previously refunded under this Schedule) up to the amount of the excess; and

     (c) to the extent that the excess referred to in sub-paragraph (b) is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Seller under this Schedule or for breach of any Tax Warranty.

8.3 Either the Seller or the Purchaser may, at its expense, require any certificate produced in accordance with paragraph 8.1 above (whether or not previously amended under this paragraph 8.3) to be reviewed by the auditors for the time being of the Company if there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

8.4 If following a request under paragraph 8.3 the certificate is amended, the revised amount of Relevant Saving shall be substituted for the purposes of paragraph 8.2, and any adjusting payment that is required shall be made forthwith.

8.5 If any Tax liability which has resulted in a payment having been made by the Seller under this covenant or for breach of any of the Tax Warranties has given rise to a Relief (other than an Accounts Relief) for the Company or the Purchaser which would not otherwise have arisen, then:

     (a) the Purchaser shall procure that full details of such Relief are given to the Seller as soon as reasonably practicable; and

     (b) to the extent that the liability of the Purchaser or the Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief from the amount that such liability would have been but for the availability of such Relief, the Purchaser, if so requested by the Seller, shall, on the later of:

          (i) the date when the Purchaser or the Company would have been under an obligation to pay the Tax liability so reduced; and

          (ii) the date when such reduction is agreed by the relevant Tax authority,

          make a repayment to the Seller of an amount equal to the lower of the amount by which such liability is so reduced and the amount of the payment referred to at the beginning of this paragraph 8.5 made by the Seller.

8.6 If the Seller at any time pays to the Purchaser an amount pursuant to a claim under this covenant or under the Tax Warranties and the Purchaser or the Company is or becomes entitled to recover from some other person (other than the Company or the Purchaser, but including any Tax authority) any sum in respect of the matter giving rise to such claim (other than by reason of any Accounts Relief or Post-Completion Relief), the Purchaser, if so required by the Seller, will (and will procure that the Company will), at the cost of the Seller and upon the Seller providing security to the reasonable satisfaction of the Purchaser against all costs which may thereby be incurred, take all reasonable steps to enforce such recovery (provided that the Company and the Purchaser shall not be obliged to take any action which they reasonably consider to be prejudicial to their material interests), and the Purchaser shall promptly following such recovery repay to the Seller the lesser of:

     (a) the sum so recovered by the Purchaser or the Company from such other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered, but less any costs of recovery not previously reimbursed and less any Tax chargeable on the sum recovered); and

     (b)  the amount referred to above paid by the Seller to the Purchaser.

                            Part B - Tax Warranties

1.   Accounts

     All liabilities for Tax, whether actual, contingent, deferred, quantified, disputed or otherwise, of the Company measured by reference to income, profits or gains earned, accrued or received on or before 31 December 2000, or arising in respect of an Event occurring on or before that date, are fully provided for or, as appropriate, disclosed in the Accounts.


2.   Position since 31 December 2000
     Since 31 December 2000:

     (a) the Company has not engaged in any transaction, and no Event has occurred, which has given rise or will give rise to a liability to Tax (or which, but for the availability of any Relief, would have given or would give rise to such a liability) other than Tax in respect of the normal income or receipts of the Company arising from transactions entered into by it in the ordinary course of business;

     (b) the Company has not made, or incurred any liability to make, any payment which will not be deductible for the purposes of corporation tax;

     (c)  no Event has occurred in relation to the Company:

          (i) which will or may give rise to a liability to corporation tax on chargeable gains; or

          (ii) to which the provisions of section 17 of the TCGA (non arm's length transactions) apply; or

          (iii) which has or may have the effect of crystallising a liability to Tax which, had such Event been planned or predicted at 31 December 2000, should have been reflected in the provisions for deferred tax contained in the Accounts; and

     (d) no accounting period (as defined in section 12 of the ICTA 1988) of the Company has ended.

3.  Compliance

    (a) All necessary information, notices, returns, particulars, declarations, entries, claims for Reliefs, and computations have been properly and duly submitted on time by the Company to the relevant Tax authority and such submissions are true and accurate in all material respects, have been prepared on a proper basis, and are not the subject of any question or dispute nor are likely to become the subject of any question or dispute regarding liability or potential liability of the Company to any Tax or regarding the availability to the Company of any Relief;

    (b) Since incorporation, the Company has not been the subject of any investigation, audit or disclosure by or involving any investigation unit of any Tax authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and there are no circumstances which make it likely that the Company will, in the foreseeable future, be so subject, or will incur any such liability.

4. The Disclosure Letter contains full details of all claims, withdrawals of claims, notifications, disclaimers or elections assumed to have been made for the purposes of the provisions or reserves for Tax included in the Accounts that have not actually been made at the date hereof, and of any current agreements or arrangements between the Company and any Tax authority for its taxation on any concessionary basis (other than pursuant to published extra-statutory concession or practices).

5. All Tax for which the Company is liable (in so far as such Tax ought to have been paid) has been paid, the Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source, and has duly paid or accounted for such amounts to the relevant Tax authority.

6.  Residence/overseas activities

    The Company is and has always been resident in the United Kingdom for the purposes of taxation and is not and has never been resident in any other jurisdiction, or traded through a branch, agency or permanent establishment situated outside the United Kingdom.

7.  Secondary liabilities

    The Company is not, and so far as the Seller is aware will not become, liable to pay any Tax or to be deprived of any Relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which some other company or person is or was primarily liable.

 8.  Distributions, etc

     The Company has not:

     (a) made any distribution or deemed distribution within the meanings of sections 209, 210 or 418 of the ICTA 1988 except as provided for in the Accounts;

     (b) repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

     (c) capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than wholly for new consideration (as defined in section 254 of the ICTA
          1988).

 9.  Capital allowances

     The aggregate book value of each of the assets of the Company, exclusive of any value attributable to an asset in excess of its cost, on which an entitlement to Industrial Building Allowances or other allowances in respect of capital expenditure has arisen under the CAA, in or adopted for the purposes of the Accounts, does not exceed the aggregate residue of expenditure or written down value attributable to such assets for the purposes of that Act, and the aggregate book value (exclusive of any value attributable to an asset in excess of its cost) of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Part II of the CAA does not exceed the written-down value of the qualifying expenditure in respect of each such pool under that Act.

10.  Chargeable gains

     The book value in or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under section 38 of the TCGA plus an indexation allowance computed as though each asset were disposed of on the date of signing of this Agreement.

11.  Close Company

     The Company is not, nor has it been since its incorporation a close company within section 414 of the ICTA 1988.

12.  Group Relief, etc

     (a) The Disclosure Letter contains full details of all surrenders, transfers, claims and agreements for surrenders, transfers or claims for any amounts by way of Group Relief including any assessment or adjustment of assessment as may be necessary in accordance with section 411A of the ICTA 1988 together with details of all payments for Group Relief made or received since incorporation of the Company.

     (b) To the extent that the provision for Tax, including deferred tax, in the Accounts assumes that the Company will benefit from any such surrender, transfer or claim, it has the legally enforceable right to the relevant benefit, without any obligation to make any payment not provided for in the Accounts. To the extent that the Accounts assume that the Company will receive payment for any such surrender, transfer or claim, it has the legally enforceable right to receive that payment, without any obligation to make any surrender, transfer or claim, the effect of which is not reflected in the Accounts.

13.  Consequences of leaving a group

     No charge to Tax under section 179 of the TCGA or otherwise, and no contingent liability pursuant to section 179(6) of the TCGA, will arise in the Company as a result of entering into and Completion of this Agreement.

14.  VAT

     The Company is separately registered for VAT purposes and has never been treated as a member of a group under section 43 of the VATA.

     The Company:

     (a) makes no supplies other than taxable supplies or supplies outside the scope of VAT with the right to recover input tax for the purposes of VAT;

     (b)  obtains credit for all input tax paid or suffered by it;

     (c) is not the grantor or grantee of any interest in land in respect of which an election has been made to waive exemption from VAT; and

     (d) has no interest in any capital items to which Regulation 113 of the Regulations applies or could apply.

15.  Stamp duty

     All documents which establish or are necessary to establish the title of the Company to any asset, or to enforce any rights, and which attract stamp duty or any similar foreign tax or duty, have been properly stamped, and the Company has duly paid all stamp duty and similar taxes or duties in other countries to which it is, has been, or may be made, liable.

16.  PAYE, National Insurance

     The Company has paid all National Insurance contributions and sums payable to the Inland Revenue under the PAYE system, and all amounts of a corresponding nature payable to any foreign tax authority, which are due and payable up to the date hereof, and has made all deductions and retentions and retained all records which it is required to make and retain under the laws and regulations relating to National Insurance, PAYE, and corresponding obligations outside the United Kingdom.

                                  Schedule 6

                                Form of Licence

                                  Schedule 7

                          Balance Sheet of the Company

                                  Schedule 8

                           Form of Service Agreement

Signed by               )
                        )
for and on behalf of    )
Buy.Com Inc             )



Signed by               )
                        )
for and on behalf of    )
JLP Victoria Limited    )